Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BIOAFFINITY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.007 per share	Other (1)	32,495,628	(3)	$0.256	$8,318,880.51	$0.00015310	$1,273.62
Fees Previously Paid
	Total Offering Amounts								$1,273.62
	Total Fees Previously Paid								$488.49
	Total Fee Offsets								-
	Net Fee Due								$785.13

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on September 11, 2025.

(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	Represents the resale of (i) 4,304,343 shares of Common Stock issuable upon the conversion of 990 shares of Series B Convertible Preferred Stock; (ii) 6,714,780 shares of Common Stock issuable upon the exercise of common warrants to purchase 6,714,780 shares of Common Stock; (iii) 1,430,000 shares of Common Stock issuable upon the exercise of common warrants to purchase 1,430,000 shares of Common Stock purchased by certain existing warrant holders in a private placement transaction pursuant to the terms of a warrant inducement letter agreement dated as of August 13, 2025, between us and the Warrant Inducement Holders; (iv) an additional 19,884,375 shares of Common Stock pursuant to the anti-dilution adjustment provision of common stock purchase warrants to purchase 19,884,375 shares of Common Stock purchased by certain existing warrant holders in a public offering pursuant to the terms of a securities purchase agreement dated May 5, 2025 and (v) 162,130 shares of Common Stock issuable upon the exercise of warrants to purchase 162,130 shares of Common Stock issued to designees of WallachBeth Capital LLC.